UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 29, 2015

MICHAEL KORS HOLDINGS LIMITED
(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
33 Kingsway
London, United Kingdom
WC2B 6UF
(Address of Principal Executive Offices)
44 207 632 8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 29, 2015, Michael Kors Holdings Limited (the “Company”) entered into an amended and restated senior unsecured revolving credit facility (the “2015 Credit Facility”) with, among others, JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent, which replaced its existing 2013 senior unsecured revolving credit facility.  The Company and a U.S., Canadian, Dutch and Swiss subsidiary of the Company are the borrowers under the 2015 Credit Facility, and the borrowers and certain material subsidiaries of the Company provide unsecured guaranties of the 2015 Credit Facility. The 2015 Credit Facility provides for up to $1.0 billion in borrowings, which may be denominated in U.S. Dollars and other currencies, including Euros, Canadian Dollars, Pounds Sterling, Japanese Yen and Swiss Francs. The 2015 Credit Facility also provides for the issuance of letters of credit of up to $75 million and swing line loans of up to $50 million. The Company has the ability to expand its borrowing availability under the 2015 Credit Facility by up to an additional $500 million, subject to the agreement of the participating lenders and certain other customary conditions. The 2015 Credit Facility expires on October 29, 2020.

Borrowings under the 2015 Credit Facility bear interest, at the Company’s option, at (i) for loans denominated in U.S. Dollars, an alternate base rate, which is the greater of the prime rate publicly announced from time to time by JPMorgan Chase, the greater of the federal funds effective rate and the Federal Reserve Bank of New York overnight bank funding rate plus 50 basis points and the one-month London Interbank Offered Rate adjusted for statutory reserve requirements for Eurocurrency liabilities (“Adjusted LIBOR”) plus 100 basis points, in each case, plus an applicable margin based on the Company’s leverage ratio; (ii) Adjusted LIBOR for the applicable interest period, plus an applicable margin based on the Company’s leverage ratio; (iii) for Canadian borrowings, the Canadian prime rate, which is the greater of the PRIMCAN Index rate and the rate applicable to one-month Canadian Dollar banker’s acceptances quoted on Reuters (“CDOR”), plus 100 basis points, plus an applicable margin based on the Company’s leverage ratio; or (iv) for Canadian borrowings, the average CDOR rate for the applicable interest period, plus an applicable margin based on the Company’s leverage ratio.

The 2015 Credit Facility also provides for an annual administration fee and a commitment fee equal to 0.10% to 0.175% per annum, based on the Company’s leverage ratio, applied to the average daily unused amount of the facility.

Loans under the 2015 Credit Facility may be prepaid and commitments may be terminated or reduced by the borrowers without premium or penalty other than customary “breakage” costs with respect to loans bearing interest based upon Adjusted LIBOR or the CDOR rate.

The 2015 Credit Facility requires the Company to maintain a leverage ratio as at the end of each fiscal quarter of no greater than 3.5 to 1. Such leverage ratio is calculated as the ratio of the sum of total indebtedness as of the date of the measurement plus 6 times the consolidated rent expense for the last four consecutive fiscal quarters, to Consolidated EBITDAR (as defined below) for the last four consecutive fiscal quarters. Consolidated EBITDAR is defined as consolidated net income plus income tax expense, net interest expense, depreciation and amortization expense, consolidated rent expense and other non-cash charges, subject to certain deductions. The 2015 Credit Facility also includes covenants that limit additional indebtedness, guarantees, liens, acquisitions and other investments and cash dividends that are customary for financings of this type.

The 2015 Credit Facility contains events of default customary for financings of this type, including, but not limited to, payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy or insolvency, certain events under ERISA, material judgments, actual or asserted failure of any guaranty supporting the 2015 Credit Facility to be in full force and effect, and changes of control. If such an event of default occurs, the lenders under the 2015 Credit Facility would be entitled to take various actions, including, but not limited to, terminating the commitments and accelerating amounts outstanding under the 2015 Credit Facility.

In the ordinary course of their business, the lenders and certain of their affiliates have in the past or may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement which will be filed as an exhibit to the Company's Form 10-Q for the fiscal quarter ended December 26, 2015.

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On November 4, 2015, the Company issued a press release containing its unaudited financial results for its second fiscal quarter ended September 26, 2015. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 above regarding the 2015 Credit Facility is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.
99.1	Press release issued by Michael Kors Holdings Limited, dated November 4, 2015.
This Exhibit is furnished to comply with Item 2.02 and Item 9.01 of Form 8-K. The attached Exhibit is not to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall the attached Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 (except as shall be expressly set forth by specific reference in such filing).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICHAEL KORS HOLDINGS LIMITED
Date: November 4, 2015
	By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer